Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
dated as of
May 24, 2010
by and among
WILLIAMS PARTNERS L.P.,
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS OPERATING LLC,
WPZ OPERATING COMPANY MERGER SUB LLC,
WILLIAMS PIPELINE PARTNERS L.P.
and
WILLIAMS PIPELINE GP LLC

i

TABLE OF CONTENTS (Continued)

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TABLE OF CONTENTS (Continued)

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 24, 2010 (the “Execution Date”), is entered into by and among Williams Partners L.P., a Delaware limited partnership (“WPZ”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of WPZ (“WPZ General Partner”), Williams Partners Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of WPZ (“Operating Company”), WPZ Operating Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Operating Company (“Merger Sub”), Williams Pipeline Partners L.P., a Delaware limited partnership (“WMZ”), and Williams Pipeline GP LLC, a Delaware limited liability company and the general partner of WMZ (“WMZ General Partner”).
WITNESSETH:
     WHEREAS, WPZ and WMZ desire to combine their businesses on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:
     “Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the WPZ Group Entities, the term “Affiliate” shall exclude each of the WMZ Group Entities (other than NWP) and (ii) with respect to the WMZ Group Entities, the term “Affiliate” shall exclude each of the WPZ Group Entities.
     “Agreement” has the meaning set forth in the Preamble.
     “Aggregated Group” has the meaning set forth in Section 3.15(d).
     “May 12, 2010 8-K” has the meaning set forth in Section 3.6(a).
     “Associated Employees” has the meaning set forth in Section 3.15(a).
     “Book-Entry WMZ Common Units” has the meaning set forth in Section 2.1(c)(i).
     “Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
     “Closing” has the meaning set forth in Section 2.1(a).
     “Closing Date” has the meaning set forth in Section 2.1(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consolidated Group” means the WMZ Controlled Group, on one hand, and the WPZ Group Entities, on the other hand. A reference to a Consolidated Group is a reference to each of the members of such Consolidated Group.
     “D&O Insurance” has the meaning set forth in Section 5.11(b).
     “Delaware Courts” has the meaning set forth in Section 9.2.
     “DLLCA” means the Delaware Limited Liability Company Act, as amended.
     “Drop-Dead Date” has the meaning set forth in Section 8.2(a).
     “DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
     “Effective Time” has the meaning set forth in Section 2.1(b).
     “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.
     “Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to-Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” has the meaning set forth in Section 2.1(f).
     “Exchange Fund” has the meaning set forth in Section 2.1(f).
     “Exchange Ratio” means the exchange ratio of WPZ Common Units per WMZ Common Unit in the Merger as described in Section 2.1(c)(i).
     “Execution Date” has the meaning set forth in the Preamble.
     “First Quarter 2010 10-Q” has the meaning set forth in Section 3.6(a).
     “Fractional Unit Payment” has the meaning set forth in Section 2.1(d).
     “GAAP” has the meaning set forth in Section 1.2.
     “General Partner Units” has the meaning set forth in Section 3.4(c).
     “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.
     “Governmental Entity” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
     “Gulfstream” means Gulfstream Natural Gas System, L.L.C.
     “Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
     “Holders” means, when used with reference to the WPZ Common Units and the WMZ Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of WMZ or WPZ, as applicable.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, as amended.
     “Incentive Distribution Rights” has the meaning set forth in Section 3.4(c).
     “Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade styles or dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) works of authorship, moral rights of authorship, rights in designs, copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, invention disclosures, research and development, know how, technology, improvements, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, (g) mask works and all applications, registrations, and renewals relating thereto, (h) domain names, email addresses, telephone numbers, and vanity numbers, (i) copies and tangible embodiments of the foregoing (in whatever form or medium) and (j) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and common law rights, and causes of action relating to any of the foregoing.
     “Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the WPZ Parties are Alan Armstrong, Don Chappel, Mac Hummel, Robert Cronk, Craig Rainey, Tom Sell, Rory Miller, Randy Newcomer, Phil Wright, Rick Rodekohr, Randy Conklin, Frank Ferazzi, Rodney Sailor, Ted Timmermans, Allison Bridges and Randy Barnard. The designated personnel for the WMZ Parties are Don Chappel, Phil Wright, Rick Rodekohr, Randy Conklin, Allison Bridges and Randy Barnard.
     “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

     “Letter of Transmittal” has the meaning set forth in Section 2.1(g).
     “Liens” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
     “Material Contract” shall have the meaning ascribed to such term in Section 3.14(a).
     “Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “WPZ Material Adverse Effect” or an “WMZ Material Adverse Effect” or be or not be “reasonably expected to have a WPZ Material Adverse Effect” or “reasonably expected to have a WMZ Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.
     “Merger” means the merger of Merger Sub with and into WMZ, with WMZ as the sole surviving entity.
     “NGL” means natural gas liquids.
     “Non-affiliated WMZ Common Units” has the meaning set forth in Section 5.4. For the avoidance of doubt, Holders of Non-affiliated WMZ Common Units shall be deemed not to include Williams or any of its Affiliates as such term is defined in the WMZ Partnership Agreement.
     “Notice” has the meaning set forth in Section 9.1.
     “NWP” means Northwest Pipeline GP, a Delaware general partnership.
     “NYSE” means the New York Stock Exchange.
     “Operating Company” has the meaning set forth in the Preamble.
     “Partially Owned Entity” means, with respect to a specified Person, an entity that is owned in part by such specified Person, but is not wholly owned by such specified Person.
     “Party Group” means the WMZ Parties, on the one hand, and the WPZ Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.
     “Permits” shall have the meaning ascribed to such term in Section 3.13(a).
     “Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the WPZ Group Entities or WMZ Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the assets of the WPZ Group Entities or WMZ Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the WPZ Group Entities or WMZ Group Entities, as applicable.
     “Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 5.3.
     “Record Holder” has the meaning set forth in Section 2.1(c).
     “Registration Statement” has the meaning set forth in Section 5.3.
     “Representatives” has the meaning set forth in Section 5.5(a).
     “Rights-of-Way” has the meaning set forth in Section 3.7(b).
     “Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Services Agreements” means the (i) Administrative Services Agreement, dated as of February 17, 2010, between Transco Pipeline Services LLC and Transco, (ii) the Secondment Agreement, dated as of February 17, 2010, among Williams, WPZ and WPZ General Partner and (iii) Administrative Services Agreement, dated October 1, 2007, between Northwest Pipeline Services LLC and NWP.
     “Special Approval” has the meaning set forth in the WMZ Partnership Agreement.
     “Superior Proposal” means any bona fide written offer made by a third party that (i) if consummated, would result in such Person (or its equityholders) owning, directly or indirectly, the general partner interest in WMZ and at least a majority of the WMZ Common Units then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the WMZ Controlled Group, taken as a whole, (ii) includes terms that the WMZ Conflicts Committee determines in its good faith judgment (after consultation with its outside financial advisor and outside legal counsel, and after taking into account all the terms and conditions of such third party offer, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any bona fide written offer to revise the terms of the Merger or this Agreement made by WPZ after being notified pursuant to Section 5.5) are more favorable to the Holders of Non-affiliated WMZ Common Units (excluding consideration of any interests that any Holder may have other than as a unitholder of WMZ entitled to the WMZ Consideration) from a financial point of view than the Merger, (iii) is reasonably likely to be completed on the terms and conditions so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal and (iv) is not subject to any financing contingencies.
     “Surrender” means the proper delivery of a WMZ Certificate or the proper completion, with respect to a Book-Entry WMZ Common Unit, of all procedures necessary, in either case, to effect the transfer of such WMZ units in accordance with the terms of the Letter of Transmittal.
     “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
     “Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
     “Title IV Plans” has the meaning set forth in Section 3.15(e).
     “Transco” means Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company.
     “Transfer Agent” has the meaning set forth in Section 2.1(c).
     “Unit Majority” has the meaning set forth in Section 6.1(a).
     “Williams” means The Williams Companies, Inc., a Delaware corporation.
     “WMZ” has the meaning set forth in the Preamble.
     “WMZ Board” means the Board of Directors of WMZ General Partner.
     “WMZ Certificate” has the meaning set forth in Section 2.1(c)(i).
     “WMZ Common Units” means the Common Units of WMZ issued or otherwise outstanding pursuant to the WMZ Partnership Agreement.
     “WMZ Conflicts Committee” means the Conflicts Committee of the WMZ Board.
     “WMZ Consideration” has the meaning set forth in Section 2.1(c)(i).

     “WMZ Controlled Group” means the WMZ Group Entities other than NWP.
     “WMZ D&O Indemnified Party” means any Person who is not an employee of Williams and is or was an officer or director of any entity in the WMZ Controlled Group and any Person who is or was serving at the request of any entity in the WMZ Controlled Group as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be a WMZ D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
     “WMZ Disclosure Schedule” means the disclosure schedule prepared and delivered by WMZ to WPZ as of the date of this Agreement.
     “WMZ Financial Statements” means the audited consolidated statements of income, partners’ capital and cash flows for each of the three years in the period ended December 31, 2009 and audited balance sheets as of December 31, 2008 and 2009 of WMZ, including the notes thereto.
     “WMZ General Partner” has the meaning set forth in the Preamble.
     “WMZ GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of WMZ General Partner dated as of January 24, 2008.
     “WMZ Group Entities” means the WMZ Parties and the WMZ Subsidiaries.
     “WMZ Limited Partners’ Meeting” has the meaning set forth in Section 5.4.
     “WMZ Material Adverse Effect” means a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of WMZ, other than any effect or change (u) in the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law) (v) in United States or global economic conditions or financial markets in general, (w) resulting from any outbreak of hostilities, terrorism, war or other similar national emergency, (x) resulting from the announcement of this Agreement or any of the transactions contemplated hereby, (y) in the Law or in accounting principles that materially affects this Agreement or the transactions contemplated hereby or (z) resulting from WMZ taking any action required or contemplated by this Agreement; provided, that in the case of clauses (u), (v), (w) and (y) the impact on WMZ is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of either of the WMZ Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
     “WMZ Partially Owned Entities” means the Partially Owned Entities of WMZ.
     “WMZ Parties” means WMZ and WMZ General Partner.
     “WMZ Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of WMZ dated as of January 24, 2008.

     “WMZ Recommendation” has the meaning set forth in Section 5.4.
     “WMZ Recommendation Change” has the meaning set forth in Section 5.5(b).
     “WMZ SEC Reports” has the meaning set forth in Section 4.7.
     “WMZ Subordinated Units” means the Subordinated Units of WMZ issued or otherwise outstanding pursuant to the WMZ Partnership Agreement.
     “WMZ Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by WMZ.
     “WMZ Takeover Proposal” means any inquiry, proposal or offer from any Person (other than the WPZ Group Entities) relating to, or that could reasonably be expected to, lead to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (other than product sales in the ordinary course of business) or businesses that constitute 30% or more of the revenues, net income or assets of the WMZ Controlled Group, taken as a whole, or 30% or more of any class of equity securities of any WMZ Party, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more of any class of equity securities of any WMZ Party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding unit exchange or similar transaction involving the WMZ Group Entities pursuant to which any Person or the equityholders of any Person would own 30% or more of any class of equity securities of any WMZ Party or of any resulting parent company of any WMZ Party, other than the transactions contemplated by this Agreement.
     “WMZ Unitholder Approval” has the meaning set forth in Section 6.1(a).
     “WMZ Units” means the WMZ Common Units and the WMZ Subordinated Units.
     “WPZ” has the meaning set forth in the Preamble.
     “WPZ Board” means the Board of Directors of WPZ General Partner.
     “WPZ Common Units” means the Common Units of WPZ issued or otherwise outstanding pursuant to the WPZ Partnership Agreement.
     “WPZ Disclosure Schedule” means the disclosure schedule prepared and delivered by WPZ to WMZ as of the date of this Agreement.
     “WPZ Financial Statements” has the meaning set forth in Section 3.6(a).
     “WPZ General Partner” has the meaning set forth in the Preamble.
     “WPZ Group Entities” means the WPZ Parties and the WPZ Subsidiaries.
     “WPZ Material Adverse Effect” means a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of WPZ, other than any effect or change (u) in the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law) (v) in United States or global economic conditions or financial markets in general, (w) resulting from any outbreak of hostilities, terrorism, war or other similar national emergency, (x) resulting from the announcement of this Agreement or any of the transactions contemplated hereby, (y) in the Law or in accounting principles that materially affects this Agreement or the transactions contemplated hereby or (z) resulting from WPZ taking any action required or contemplated by this Agreement; provided, that in the case of clauses (u), (v), (w) and (y) the impact on WPZ is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any of the WPZ Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
     “WPZ Partially Owned Entities” means the Partially Owned Entities of WPZ, other than WMZ.
     “WPZ Parties” means WPZ, WPZ General Partner, Operating Company and Merger Sub.
     “WPZ Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of WPZ dated as of August 23, 2005, as amended as of August 7, 2006; August 23, 2006; December 13, 2006; April 15, 2008; April 16, 2009 and February 17, 2010; and as further amended from time to time after the Execution Date in accordance with this Agreement.
     “WPZ SEC Reports” has the meaning set forth in Section 3.5(a).
     “WPZ Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by WPZ, excluding WMZ, WMZ General Partner and the WMZ Subsidiaries (other than NWP).
     SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the WMZ Disclosure Schedule and the WPZ Disclosure Schedule) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this

Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
MERGER
     SECTION 2.1 Closing of the Merger.
          (a) Closing Date. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Gibson, Dunn & Crutcher LLP at 1801 California Street, Denver, Colorado 80202 on the next Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing.
          (b) Merger. At the Closing, the Merger shall occur by the filing of a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). As a result of the Merger, the separate existence of Merger Sub shall cease, and WMZ shall continue as the surviving limited partnership in the Merger.
          (c) Effect of the Merger on Equity Securities. At the Effective Time, by virtue of the Merger and without any action on the part of WPZ, Operating Company, Merger Sub, WMZ, WMZ General Partner, any Holder of WMZ Units or any other Person:
          (i) Each of the outstanding WMZ Common Units, other than the WMZ Common Units owned by WMZ General Partner, shall be converted into the right to receive 0.7584 of one WPZ Common Unit, which WPZ Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the WPZ Partnership Agreement, fully paid and non-assessable (except to the extent such non-assessability may be affected by DRULPA or the provisions of the WPZ Partnership Agreement). Each WMZ Common Unit converted into the right to receive WPZ Common Units pursuant to this Section 2.1(c)(i) (such amount of WPZ Common Units the “WMZ Consideration”) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of WMZ Common Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of WMZ or have any rights with respect to such WMZ Common Units, except the right to be admitted to WPZ as a limited partner of WPZ and receive the WPZ Common Units to be issued in consideration therefor and any distributions to which Holders of WMZ Common Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented WMZ Common Units (a “WMZ Certificate”) or (B) uncertificated WMZ Common Units represented in book-entry form (“Book-Entry WMZ Common Units”).
          (ii) Each of the outstanding WMZ Units owned by WMZ General Partner shall cease to be outstanding and shall be canceled and retired and shall cease to exist without consideration therefor and without any further action by any person; provided, however, that WMZ General Partner shall continue as the sole general partner of WMZ with a general partner interest which constitutes 2% of the aggregate partnership interest (as defined in DRULPA) of all partners in WMZ. Each outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled. Operating Company agrees that at the Effective Time, Operating Company shall be automatically bound by the WMZ Partnership Agreement (as amended and restated at the Effective Time), and Operating Company shall be admitted to WMZ as a limited partner of WMZ with a limited partner interest which constitutes 98% of the aggregate partnership interest (as defined in DRULPA) of all partners in WMZ immediately upon the Effective Time. At the Effective Time, the books and records of WMZ shall be revised to reflect the admission of Operating Company as a limited partner of WMZ and all other limited partners of WMZ simultaneously ceasing to be limited partners of WMZ, and WMZ shall continue without dissolution. Immediately after the Effective Time, Operating Company will be the sole limited partner of WMZ and the WMZ General Partner will be the sole general partner of WMZ.
          (iii) Operating Company’s limited liability company interests outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and WPZ shall continue as the sole member of Operating Company.
          (iv) WPZ’s partnership interests issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and each limited partner and general partner admitted to WPZ immediately prior to the Effective Time shall continue as a limited partner and general partner, as applicable.
     The Merger shall have the effects set forth in the applicable provisions of DRULPA and DLLCA. At the Effective Time, the WMZ Partnership Agreement shall be amended and restated to read in its entirety as set forth in Exhibit A hereto, and, as so amended and restated, shall continue in effect until thereafter changed or amended as provided therein or by applicable Law. WPZ General Partner consents to the admission to WPZ as a limited partner of WPZ of each Holder of WMZ Common Units who is issued WPZ Common Units in exchange for such Holder’s WMZ Common Units in accordance with this Article II upon the proper Surrender of a WMZ Certificate or Book-Entry WMZ Common Units. Upon such Surrender of a WMZ Certificate (or upon a waiver of the requirement to Surrender a WMZ Certificate granted by WPZ General Partner in its sole discretion) or Book-Entry WMZ Common Units and the recording of the name of such Person as a limited partner of WPZ (and as the Record Holder (as such term is defined in the WPZ Partnership Agreement) of such WPZ Common Units) on the books and records of WPZ and its Transfer Agent (as such term is defined in the WPZ Partnership Agreement), such Person shall automatically and effective as of the Effective Time be admitted to WPZ as a limited partner of WPZ and be bound by the WPZ Partnership Agreement as such. By its Surrender of a WMZ Certificate or Book-Entry WMZ Common Units, or by its acceptance of WPZ Common Units, a Holder of WMZ Common Units confirms its agreement to be bound by all of the terms and conditions of the WPZ Partnership Agreement, including the power of attorney granted in Section 2.6 thereof.
          (d) Fractional Units. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional WPZ Common Units shall be issued, and such fractional units will not entitle the owner thereof to vote or to any rights as a unitholder of WPZ and (ii) each registered Holder of WMZ Common Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional WPZ Common Unit (after taking into account all WMZ Common Units held by such Holder immediately prior to the Effective Time) shall receive, in lieu thereof, from WPZ in exchange for such fractional unit, an amount (a “Fractional Unit Payment”) in cash (payable in dollars, without interest) equal to the product of (A) such fraction, multiplied by (B) the average of the closing price of WPZ Common Units on the NYSE Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the five trading day period ending on the third trading day immediately preceding the Effective Time.
          (e) Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding WMZ Common Units or WPZ Common Units shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution payable in equity securities shall be declared thereon with a record date within such period, the Exchange Ratio (and the number of WPZ Common Units issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the Holders of WMZ Common Units the same economic effect as contemplated by this Agreement prior to such event.
          (f) Exchange Agent. Prior to the mailing of the Proxy Statement/Prospectus, WPZ shall appoint Computershare Inc., together with its subsidiary Computershare Trust Company, N.A., to act as exchange agent (the “Exchange Agent”) for the payment of the WPZ Common Units and any Fractional Unit Payment. At or prior to the Closing Date, WPZ shall (i) deposit with the Exchange Agent, for the benefit of the Holders of WMZ Common Units, an amount of cash equal to the estimated aggregate Fractional Unit Payment (the “Exchange Fund”), (ii) reserve with the Exchange Agent the WPZ Common Units to be issued as WMZ Consideration and (iii) authorize the Exchange Agent to exchange WPZ Common Units in accordance with this Section 2.1. WPZ shall deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment and other amounts required to be paid under this Agreement. WPZ shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any WPZ Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited shall be returned to WPZ after the earlier to occur of (1) payment in full of all amounts due to the Holders of WMZ Common Units or to the Exchange Agent or (2) the expiration of the period specified in Section 2.1(j).
          (g) Exchange Procedures. Promptly after the Effective Time, WPZ shall cause the Exchange Agent to mail to each Holder, as of the Effective Time, of WMZ Common Units (other than the WMZ General Partner) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the WMZ Certificates shall pass, only upon proper delivery of the WMZ Certificates to the Exchange Agent or, in the case of Book-Entry WMZ Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall have such other provisions as may be necessary for the Holders of WMZ Common Units to be admitted to WPZ as limited partners of WPZ and which shall be in such form and have such other provisions as WPZ General Partner and WMZ General Partner may reasonably specify) and instructions for effecting the Surrender of such WMZ Certificates or Book-Entry WMZ Common Units in exchange for the WPZ Common Units, together with any distributions with respect thereto and any Fractional Unit Payment. Upon Surrender to the Exchange Agent of such WMZ Certificates or Book-Entry WMZ Common Units, together with such properly completed and duly executed Letter of Transmittal, the Holder of a WMZ Certificate or Book-Entry WMZ Common Units shall be entitled to (i) the number of full WPZ Common Units (which shall be in uncertificated book-entry form unless a physical certificate is requested) into which the WMZ Certificates or Book-Entry WMZ Common Units Surrendered shall have been converted pursuant to this Agreement and (ii) the Fractional Unit Payment, if any, payable in redemption of any fractional WPZ Common Unit otherwise issuable. The instructions for effecting the Surrender of WMZ Certificates shall set forth procedures that must be taken by the Holder of any WMZ Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such Holder to receive WPZ Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify WPZ, signed exactly as the name or names of the registered Holder or Holders appeared on the books of WMZ immediately prior to the Effective Time, together with a customary bond and such other documents as WPZ may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of WMZ or its transfer agent of WMZ Certificates or Book-Entry WMZ Common Units; and if such WMZ Certificates or Book-Entry WMZ Common Units are presented to WMZ or its transfer agent for transfer, they shall be canceled against delivery of the WPZ Common Units and any Fractional Unit Payment as hereinabove provided. Until Surrendered as contemplated by this Section 2.1(g), each WMZ Certificate or Book-Entry WMZ Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the WPZ Common Units, together with any distributions with respect thereto, and any Fractional Unit Payment, as contemplated by this Section 2.1. No interest will be paid or will accrue on any Fractional Unit Payment.
          (h) Distributions with Respect to Unexchanged WMZ Common Units. No dividends or other distributions with respect to WPZ Common Units with a record date after the Effective Time shall be paid to the Holder of any WMZ Certificate or Book-Entry WMZ Common Units not Surrendered with respect to WPZ Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such Holder until the Surrender of such WMZ Certificate or Book-Entry WMZ Common Units in accordance with this Section 2.1.

Subject to the effect of applicable Laws, there shall be paid to the Holder of each WMZ Certificate or Book-Entry WMZ Common Units, without interest, (i) at the time of Surrender of any such WMZ Certificate or Book-Entry WMZ Common Units, the amount of any Fractional Unit Payment to which such Holder is entitled and the amount of dividends or other distributions previously paid with respect to the whole WPZ Common Units issuable with respect to such WMZ Certificate or Book-Entry WMZ Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole WPZ Common Units with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.
          (i) No Further Ownership Rights in WMZ Common Units. All WPZ Common Units issued upon the Surrender for exchange of WMZ Certificates or Book-Entry WMZ Common Units in accordance with the terms of this Section 2.1 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the WMZ Common Units heretofore represented by such WMZ Certificates or Book-Entry WMZ Common Units (including all rights to common units arrearages), subject, however, to WPZ’s obligation, with respect to WMZ Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by WMZ on such WMZ Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.
          (j) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the WMZ Certificates or Book-Entry WMZ Common Units for twelve months after the Closing Date shall be delivered to WPZ, upon demand, and any Holders of the WMZ Certificates or Book-Entry WMZ Common Units who have not theretofore complied with this Section 2.1 shall thereafter look only to WPZ and only as general creditors thereof for payment of their claim for WPZ Common Units, any Fractional Unit Payment and any distributions with respect to WMZ Common Units or WPZ Common Units to which such Holders may be entitled.
          (k) No Liability. None of WPZ, WPZ General Partner, WMZ, WMZ General Partner or the Exchange Agent shall be liable to any Person in respect of any WPZ Common Units (or distributions with respect thereto) or Fractional Unit Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any WMZ Certificates or Book-Entry WMZ Common Units shall not have been Surrendered prior to such date on which any WPZ Common Units, any Fractional Unit Payment or any distributions with respect to WMZ Common Units or WPZ Common Units in respect of such WMZ Certificate or Book-Entry WMZ Common Units would escheat to or become the property of any Governmental Entity, any such units, cash, dividends or distributions in respect of such WMZ Certificates or Book-Entry WMZ Common Units shall, to the extent permitted by applicable Law, become the property of WPZ, free and clear of all claims or interest of any Person previously entitled thereto.
          (l) Withholding Rights. WPZ shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by WPZ, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WPZ.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE WPZ PARTIES
     Except as set forth in a section of the WPZ Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article III to which such disclosure applies (provided that any information set forth in one section of the WPZ Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), the WPZ Parties hereby represent and warrant, jointly and severally, to the WMZ Parties that:
     SECTION 3.1 Organization.
          (a) Each of the WPZ Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
          (b) Each of the WPZ Subsidiaries (other than the WPZ Parties) is a corporation, limited partnership, general partnership or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited partnership, general partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the WPZ Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect. WPZ has made available to WMZ true and complete copies of the charter documents, bylaws, certificates of formation or limited partnership, limited liability company agreements, limited partnership agreements or equivalent Governing Documents of each WPZ Party in effect as of the date of this Agreement.
     SECTION 3.2 Authority and Approval. Each of the WPZ Parties has full limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the WPZ Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the WPZ Parties have been duly authorized and approved by all requisite limited liability company or limited partnership action on the part of each of the WPZ Parties. The WPZ Board approved, by unanimous written consent, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the WPZ Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the WPZ Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     SECTION 3.3 No Conflict; Consents.
          (a) The execution, delivery and performance of this Agreement by each of the WPZ Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the WPZ Group Entities; (ii) violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the WPZ Group Entities is a party or by which any of the WPZ Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the WPZ Group Entities under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items that, individually or in the aggregate, would not reasonably be expected to have a WPZ Material Adverse Effect.
          (b) No consent, approval, license, permit, order or authorization of any Governmental Entity or other Person is required to be obtained or made by any of the WPZ Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a WPZ Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), (iii) pursuant to the applicable requirements of the HSR Act or (iv) for matters expressly contemplated by this Agreement.
     SECTION 3.4 Capitalization; Title to Membership and Limited Partner Interests.
          (a) All of the outstanding shares of capital stock or other equity interests of each WPZ Subsidiary owned directly or indirectly by the WPZ Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on WPZ Disclosure

Schedule 3.4(a) and (ii) have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement or limited partnership agreement of the applicable WPZ Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).
          (b) There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any other rights issued or granted by, or binding upon, any of the WPZ Group Entities to purchase or otherwise acquire or to sell or otherwise dispose of any of the WPZ Subsidiaries or the equity interests of the WPZ Subsidiaries, except as set forth in the Governing Documents of Gulfstream.
          (c) As of the date hereof, the outstanding capitalization of WPZ consists of 255,777,452 WPZ Common Units, 5,219,674 General Partner Units and the Incentive Distribution Rights (the terms “General Partner Units” and “Incentive Distribution Rights” have the meanings set forth in the WPZ Partnership Agreement). All of such WPZ Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement, and are fully paid (to the extent required under the WPZ Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the WPZ Partnership Agreement) and are held free and clear of all Liens. The General Partner Units of WPZ have been duly authorized and validly issued in accordance with the WPZ Partnership Agreement. There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, WPZ to purchase or otherwise acquire or to sell or otherwise dispose of any equity interests in WPZ, except as set forth in the WPZ SEC Reports.
     SECTION 3.5 SEC Documents; Internal Controls.
          (a) Since January 1, 2007, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by WPZ, NWP, and Transco, respectively, with or to the SEC, as applicable, pursuant to the Exchange Act have been or will be timely filed or furnished (the “WPZ SEC Reports”). Each of the WPZ SEC Reports (i) complied or will comply in all material respects with the requirements of applicable Law (including the Exchange Act), and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any WPZ SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof.
          (b) Other than NWP and Transco, no WPZ Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the WPZ SEC Reports. No enforcement action has been initiated against WPZ, NWP or Transco relating to disclosures contained or omitted from any WPZ SEC Report.

          (c) Each of WPZ, NWP and Transco makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Each of WPZ, NWP and Transco has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by each of WPZ, NWP and Transco in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).
          (d) Since January 1, 2007, the principal executive officer and principal financial officer of each of WPZ General Partner, NWP and Transco have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date hereof, and except as disclosed in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 and the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 for any of WPZ, NWP or Transco, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.
     SECTION 3.6 Financial Statements; Undisclosed Liabilities.
          (a) The Current Report on Form 8-K filed by WPZ with the SEC on May 12, 2010 (the “May 12, 2010 8-K”) sets forth a true and complete copy of the consolidated audited statements of income (loss), comprehensive income (loss) and partners’ equity, and statements of cash flow for the fiscal years ended December 31, 2007, 2008 and 2009 and balance sheets as of December 31, 2008 and 2009 for WPZ, including the notes thereto, which in each case have been retrospectively adjusted to reflect the consolidation of the historical results of the entities contributed to WPZ in connection with the Contribution Agreement, dated January 15, 2010, among Williams, WPZ and certain of their Affiliates throughout the periods presented, and the Quarterly Report on Form 10-Q filed by WPZ with the SEC on May 5, 2010 (the “First Quarter 2010 10-Q”) sets forth a true and complete copy of the consolidated unaudited statements of income (loss), comprehensive income (loss) and partners’ equity, and statements of cash flow for the three month periods ended March 31, 2010 and 2009 and balance sheets as of December 31, 2009 and March 31, 2010 for WPZ, including the notes thereto, (the financial statements set forth in both the May 12, 2010 8-K and the First Quarter 2010 10-Q are collectively referred to as the “WPZ Financial Statements”). The WPZ Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of WPZ as of such dates and the results of operations of WPZ for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in an annual filing. Except as set forth in the May 12, 2010 8-K and the First Quarter 2010 10-Q, there are no off-balance sheet arrangements that have or are reasonably likely to have a WPZ Material Adverse Effect. None of WPZ, NWP or Transco has had any disagreement with its respective independent public accounting firm requiring disclosure in the WPZ SEC Reports.
          (b) There are no liabilities or obligations of WPZ, WPZ General Partner or the WPZ Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the WPZ Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2009, (iii) liabilities or obligations set forth on WPZ Disclosure Schedule 3.6(b) and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
     SECTION 3.7 Real Property; Rights-of-Way.
          (a) Each of the WPZ Group Entities has good and marketable title to all real property and good title to all tangible personal property owned by the WPZ Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a WPZ Material Adverse Effect.
          (b) Each of the WPZ Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained, in any WPZ SEC Report filed on or prior to the date hereof, except for such Rights-of-Way the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a WPZ Material Adverse Effect. Each of the WPZ Group Entities has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a WPZ Material Adverse Effect; and none of such Rights-of-Way contains any restriction that is materially burdensome to the WPZ Group Entities, taken as a whole.
          (c) Except as set forth on WPZ Disclosure Schedule 3.7(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the WPZ Group Entities and (B) none of the WPZ Parties have Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a WPZ Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the WPZ Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the rights-of-way and easements held by any of the WPZ Group Entities, except as would not reasonably be expected to have a WPZ Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a WPZ Material Adverse Effect.
     SECTION 3.8 Litigation; Laws and Regulations. Except as set forth on WPZ Disclosure Schedule 3.8 and, with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties:
          (a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the WPZ Parties’ Knowledge, threatened against or affecting the WPZ Group Entities, their assets, or any of the operations of the WPZ Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity, against or affecting the WPZ Group Entities, their assets, or any of the operations of the WPZ Group Entities related thereto, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
          (b) None of the WPZ Group Entities is in violation of or in default under its Governing Documents or any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
     SECTION 3.9 No Adverse Changes. Except as set forth on WPZ Disclosure Schedule 3.9 or described in the WPZ Financial Statements and, with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties:
          (a) since December 31, 2009, there has not been a WPZ Material Adverse Effect;
          (b) there has not been any material damage, destruction or loss to any material portion of the assets of the WPZ Group Entities, whether or not covered by insurance; and
          (c) since March 31, 2010, there has been no delay in, or postponement of, the payment of any liabilities owed to the WPZ Group Entities, individually or in the aggregate, in excess of $50,000,000 and there is no contract, commitment or agreement to do any of the foregoing.
     SECTION 3.10 Taxes. Except as would not reasonably be expected to have a WPZ Material Adverse Effect and, with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties, (i) all Tax Returns required to be filed by or with respect to WPZ or any of the WPZ Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by WPZ or any of the WPZ Subsidiaries with respect to their assets, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of WPZ or any of the WPZ Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to WPZ or any of the WPZ Subsidiaries or their assets; (v) each of WPZ or any of the WPZ Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (vi) WPZ is a “publicly traded partnership” for U.S. federal income tax purposes; (vii) at least 90% of the gross income of WPZ for each taxable year since its formation up to and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (viii) neither WPZ nor Operating Company has elected to be treated as a corporation for U.S. federal income tax purposes.
     SECTION 3.11 Environmental Matters. Except as disclosed in WPZ Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a WPZ Material Adverse Effect: (a) the WPZ Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the WPZ Group Entities, their assets or their operations relating thereto that give rise to an obligation by the WPZ Group Entities to investigate, remediate, monitor, report or otherwise address the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the WPZ Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the WPZ Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the WPZ Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the WPZ Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the WPZ Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.
     SECTION 3.12 Condition of Assets. The assets of the WPZ Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used. The assets of the WPZ Group Entities are adequate to conduct their businesses substantially in accordance with past practice.
     SECTION 3.13 Licenses; Permits.
          (a) Except as set forth in WPZ Disclosure Schedule 3.13, the WPZ Group Entities have all licenses, permits and authorizations issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except in each case for such items which the failure to obtain would not result, individually or in the aggregate, in a WPZ Material Adverse Effect.

          (b) All Permits are validly held by the WPZ Group Entities and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
          (c) The WPZ Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
          (d) The Permits, a list of which has been provided to the WMZ Parties, will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect.
          (e) No proceeding is pending or, to the Knowledge of the WPZ Parties, threatened with respect to any alleged failure by the WPZ Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.
     SECTION 3.14 Contracts.
          (a) WPZ Disclosure Schedule 3.14 contains a true and complete listing and, with respect to any WPZ Partially Owned Entity, a true and complete listing to the Knowledge of the WPZ Parties, of the following contracts and other agreements with respect to their assets or businesses, to which any of the WPZ Group Entities is a party (each such contract or agreement being referred to herein as a “Material Contract”):
          (i) any natural gas gathering, processing, treating, transportation, storage, purchase or other agreement or NGL marketing purchase or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $100,000,000;
          (ii) any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000,000 per annum;
          (iii) any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $100,000,000;
          (iv) any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any of the WPZ Group Entities or (B) requiring any of the WPZ Group Entities to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $100,000,000;

          (v) any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;
          (vi) any agreement that prohibits or otherwise materially limits the ability of any of the WPZ Group Entities to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;
          (vii) any agreement with any of the WPZ Group Entities that individually involves annual revenues or payments in excess of $100,000,000;
          (viii) any collective bargaining agreement;
          (ix) any lease under which a WPZ Group Entity is the lessor or lessee of real property that provides for an annual base rental to or from any of the WPZ Group Entities of more than $100,000,000;
          (x) any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $100,000,000;
          (xi) any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);
          (xii) any agreement under which the consequences of a default or termination would reasonably be expected to have a WPZ Material Adverse Effect; or
          (xiii) any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.14, the performance of which by any party thereto involves consideration in excess of $100,000,000.
          (b) The WPZ Parties have made available to the WMZ Parties a correct and complete copy of each written agreement listed in WPZ Disclosure Schedule 3.14.
          (c) With respect to each of the WPZ Group Entities and, with respect to any WPZ Partially Owned Entity, to the Knowledge of the WPZ Parties: (i) each Material Contract is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (iv) to the Knowledge of the WPZ Parties, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.

     SECTION 3.15 Employees and Employee Benefits.
          (a) None of the employees of Williams or its Affiliates who provide exclusive or shared services to the assets or businesses of the WPZ Group Entities (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a WPZ Material Adverse Effect or as set forth on WPZ Disclosure Schedule 3.15(a), none of the WPZ Parties have Knowledge of any facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $3,750,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.
          (b) Except with respect to the Services Agreements, the WPZ Partnership Agreement, the WPZ General Partner Long-Term Incentive Plan and the WPZ General Partner Directors Compensation Policy, none of the WPZ Group Entities sponsor, maintain or contribute to, or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any Employee Benefit Plan.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to result in a WPZ Material Adverse Effect, (i) each Employee Benefit Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service regarding its qualified status, and (ii) each Employee Benefit Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.
          (d) With respect to any Employee Benefit Plan that the WPZ Parties (or any entity treated as a single employer with any WPZ Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Aggregated Group”)) have maintained within the last six years or have had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not, individually or in the aggregate, reasonably be expected to result in a WPZ Material Adverse Effect, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the WPZ Group Entities or any member of the Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the WPZ Group Entities have no direct or indirect responsibility or obligation (other than with respect to the Services Agreements or the WPZ Partnership Agreement) and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the assets of the WPZ Group Entities or that would reasonably be expected to result in a WPZ Material Adverse Effect. None of the WPZ Group Entities or any member of the Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which the WPZ Group Entities or any member of the Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).
          (e) The present value of the aggregate benefit liabilities under each of the Employee Benefit Plans sponsored by any member of the Aggregated Group subject to Title IV of ERISA (other than multiemployer plans) (the “Title IV Plans”), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Title IV Plan’s actuarial valuation report for such plan year, did not exceed the aggregate current value of the assets of such Title IV Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
          (f) Except as would not result in any liability to the WPZ Group Entities (other than with respect to liability of the WPZ Group Entities arising from it being a party to a Services Agreement or the WPZ Partnership Agreement), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Employee Benefit Plans or to any employee or former employee of the WPZ Group Entities or any of their Affiliates.
          (g) All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the assets of the WPZ Group Entities have been allocated in good faith amongst the WPZ Group Entities.
     SECTION 3.16 Labor Matters. There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the WPZ Parties, threatened against any of the WPZ Group Entities with respect to any Associated Employee.
     SECTION 3.17 Transactions with Affiliates. Except as otherwise contemplated in this Agreement or as set forth on WPZ Disclosure Schedule 3.17, none of the WPZ Group Entities is party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such WPZ Group Entity, on the one hand, and any of its Affiliates, on the other hand, other than (a) those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating, transportation and storage services and NGL marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms and (b) those entered into for purposes of hedging future anticipated purchases or sales of commodities as authorized under and in compliance with the Williams Midstream Commodity Transaction Policy, a copy of which has been made available to the WMZ Parties.

     SECTION 3.18 Insurance. Except as set forth in WPZ Disclosure Schedule 3.18, the businesses and assets of the WPZ Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and NGL marketing industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the WPZ Parties other than in the ordinary course of business.
     SECTION 3.19 Intellectual Property Rights. Each of the WPZ Group Entities owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted, and as currently proposed to be conducted, and their respective products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the WPZ Group Entities is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to change the terms and conditions of use of the Intellectual Property, or cause or declare, a breach or termination of, or cancellation or reduction in rights of any of the WPZ Group Entities under any contract providing for the license of any Intellectual Property to any of the WPZ Group Entities, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a WPZ Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the businesses, assets or operations of any of the WPZ Group Entities, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property of any third party, or unfair competition or trade practices by any of the WPZ Group Entities. Except as would not result in a WPZ Material Adverse Effect, each of the WPZ Group Entities have taken reasonable measures to protect the confidentiality of all material trade secrets.
     SECTION 3.20 Investment Company Act. None of the WPZ Group Entities is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
     SECTION 3.21 Brokerage Arrangements. None of the WPZ Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any of the WMZ Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.
     SECTION 3.22 Liabilities Associated with Natural Gas Contracts. There has been no misallocation, calculation error, measurement problem or similar event relating to the performance by the WPZ Group Entities under any natural gas gathering, processing, treating, transportation or storage contract or NGL marketing contract that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to the WPZ Group Entities in excess of $37,500,000.

     SECTION 3.23 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE WPZ PARTIES IN THIS AGREEMENT, THE WPZ PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR RESPECTIVE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR RESPECTIVE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR RESPECTIVE ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR RESPECTIVE ASSETS, (C) THE SUITABILITY OF THEIR RESPECTIVE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR RESPECTIVE ASSETS OR THEIR RESPECTIVE OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE WPZ PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE WPZ PARTIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.23 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE WPZ GROUP ENTITIES, THEIR RESPECTIVE BUSINESSES OR THEIR RESPECTIVE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
     SECTION 3.24 Operating Surplus. All distributions made by WPZ during its existence have been made from Operating Surplus or Capital Surplus (as such terms are defined in the WPZ Partnership Agreement).
     SECTION 3.25 State Takeover Laws. No approvals are required under state takeover or similar Laws in connection with the performance by the WPZ Parties of their obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE WMZ PARTIES
     Except as set forth in a section of the WMZ Disclosure Schedule delivered concurrently herewith corresponding to the applicable sections of this Article IV to which such disclosure applies (provided that any information set forth in one section of the WMZ Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), the WMZ Parties hereby represent and warrant, jointly and severally, to the WPZ Parties that:
     SECTION 4.1 Organization and Existence. WMZ is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
     SECTION 4.2 Authority and Approval. Each of the WMZ Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the WMZ Parties have been duly authorized and approved (subject to WMZ Unitholder Approval) by all requisite limited partnership action or limited liability company action, as applicable, of each of the WMZ Parties. The WMZ Board sought Special Approval with respect to this Agreement and the transactions contemplated hereby. At a meeting duly called and held, the WMZ Conflicts Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby are in the best interests of WMZ and the Holders of Non-affiliated WMZ Common Units, and determined to recommend the approval of this Agreement and the consummation of the transactions contemplated hereby to the WMZ Board. Upon the recommendation of the WMZ Conflicts Committee, the WMZ Board approved, by unanimous written consent, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the WMZ Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     SECTION 4.3 No Conflict; Consents.
          (a) The execution, delivery and performance of this Agreement by the WMZ Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby (subject to WMZ Unitholder Approval) will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the limited liability company agreement or limited partnership agreement of either of the WMZ Parties; (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the WMZ Parties or any property or asset of the WMZ Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which either of the WMZ Parties is a party or by which either of them is bound or to which any of their property is subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the WMZ Parties under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit lease, joint venture or other instrument, except in the case of clauses (ii), (iii) or (iv), for those items which individually or in the aggregate would not reasonably be expected to have a WMZ Material Adverse Effect.
          (b) No consent, approval, license, permit, order or authorization of any Governmental Entity or other Person is required to be obtained or made by or with respect to either of the WMZ Parties in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for WMZ Unitholder Approval, (ii) as have been waived or obtained or with respect to which the time for asserting such right has expired, (iii) for those which individually or in the aggregate would not reasonably be expected to have a WMZ Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iv) pursuant to the applicable requirements of the HSR Act.
     SECTION 4.4 Capitalization; Title to Membership and Limited Partner Interests.
          (a) All of the outstanding shares of capital stock or other equity interests of each WMZ Subsidiary owned directly or indirectly by the WMZ Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on WMZ Disclosure Schedule 4.4(a) and (ii) have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement or partnership agreement of the applicable WMZ Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).
          (b) There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, any of the WMZ Group Entities to purchase or otherwise acquire or to sell or otherwise dispose of any of the WMZ Subsidiaries or the equity interests of the WMZ Subsidiaries, except as contemplated by this Agreement.
          (c) As of the date hereof, the outstanding capitalization of WMZ consists of 22,607,430 Common Units, 10,957,900 Subordinated Units, 684,869 General Partner Units and the Incentive Distribution Rights (all such capitalized terms having the meanings set forth in the WMZ Partnership Agreement). All of such Common Units, Subordinated Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the WMZ Partnership Agreement, and are fully paid (to the extent required under the WMZ Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the WMZ Partnership Agreement) and are held free and clear of all Liens. The General Partner Units of WMZ have been duly authorized and validly issued in accordance with the WMZ Partnership Agreement. There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, WMZ to purchase or otherwise acquire or to sell or otherwise dispose of any equity interests in WMZ, except as set forth in the WMZ SEC Reports.
     SECTION 4.5 Brokerage Arrangements. None of the WMZ Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any of the WMZ Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby, except as set forth on WMZ Disclosure Schedule 4.5.
     SECTION 4.6 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending, or to the Knowledge of the WMZ Parties, threatened that (a) question or involve the validity or enforceability of any of the obligations of the WMZ Parties under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the WMZ Parties of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.
     SECTION 4.7 SEC Documents. Since January 1, 2008, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by WMZ with or to the SEC, as applicable, pursuant to the Exchange Act have been or will be timely filed or furnished (the “WMZ SEC Reports”). The WMZ SEC Reports (i) complied or will comply in all material respects with the requirements of applicable Law (including the Exchange Act), and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any WMZ SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date hereof.
     SECTION 4.8 No Adverse Changes. Except as set forth on WMZ Disclosure Schedule 4.8 or described in the WMZ Financial Statements, and with respect to any WMZ Partially Owned Entity, to the Knowledge of the WMZ Parties:
          (a) since December 31, 2009, there has not been a WMZ Material Adverse Effect; and
          (b) there has not been any material damage, destruction or loss to any material portion of the assets of the WMZ Group Entities, whether or not covered by insurance; and

          (c) since March 31, 2010, there has been no delay in, or postponement of, the payment of any liabilities owed to the WMZ Group Entities, individually or in the aggregate, in excess of $3,000,000, and there is no contract, commitment or agreement to do any of the foregoing.
     SECTION 4.9 Taxes. Except as would not reasonably be expected to have a WMZ Material Adverse Effect and, with respect to any WMZ Partially Owned Entity, to the Knowledge of the WMZ Parties, (i) all Tax Returns required to be filed by or with respect to WMZ or any of the WMZ Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by WMZ or any of the WMZ Subsidiaries with respect to their assets, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of WMZ or any of the WMZ Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to WMZ or any of the WMZ Subsidiaries or their assets; (v) each of WMZ or any of the WMZ Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (vi) WMZ is a “publicly traded partnership” for U.S. federal income tax purposes; (vii) at least 90% of the gross income of WMZ for each taxable year since its formation up to and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (viii) none of WMZ or any of the WMZ Subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS,
RIGHTS AND OBLIGATIONS
     SECTION 5.1 Conduct of Parties.
          (a) From the Execution Date until the Closing Date, neither Party Group shall take any action not permitted by this Agreement or fail to take any action contemplated by this Agreement that would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.
          (b) Without limiting the generality of Section 5.1(a), except (1) as otherwise contemplated by this Agreement, (2) as otherwise required by Law or (3) as set forth in WMZ Disclosure Schedule 5.1(b) or in WPZ Disclosure Schedule 5.1(b), without the prior written consent of the other Party Group (which consent will not be unreasonably withheld, delayed or conditioned), each Party Group will not, and agrees that it will cause its respective Consolidated Group not to:
          (i) make any material change in the nature of its business and operations;

          (ii) make any change in its governing documents in any manner that would reasonably be expected to adversely affect in a material way the rights of holders of its securities;
          (iii) (A) issue, deliver or sell any of its equity securities for cash and at a material discount to the lower of prevailing market prices at the time of their issuance or at the time of commitment to do so, or (B) authorize or propose the issuance, delivery or sale of any subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any equity securities (other than issuances pursuant to options and warrants in existence on the Execution Date) for cash and at a material discount to the lower of prevailing market prices of such equity securities at the time of their issuance or at the time such subscriptions, rights, warrants, options, agreements or commitments are entered into;
          (iv) except for distributions to the holders of limited partnership units consistent with past or previously announced practices, the proportionate distribution on the general partner interests and payments under incentive distribution rights, or any distributions from the WMZ Subsidiaries to WMZ, or from the WPZ Subsidiaries to WPZ, declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities; provided that, in the case of distributions in respect of equity securities, consent to such distributions shall not be unreasonably withheld, delayed or conditioned;
          (v) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking damages or an injunction or other equitable relief where such settlements would be reasonably likely in the aggregate to have a WMZ Material Adverse Effect or a WPZ Material Adverse Effect, as applicable;
          (vi) adopt or vote to adopt a plan of complete or partial dissolution or liquidation;
          (vii) make any material change in its tax methods, principles or elections that would reasonably be expected to materially adversely affect the ability of Andrews Kurth LLP or Fulbright & Jaworski L.L.P. to deliver its tax opinion at Closing pursuant to Sections 6.2(b) or 6.3(b), respectively; or
          (viii) agree or commit to do any of the foregoing.
          (c) From the Execution Date until the Closing Date, each Party Group shall promptly notify the other Party Group in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying Party Group of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(b) shall not limit or otherwise affect the remedies available hereunder to the notified Party Group.

     SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other Representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and its Consolidated Group; provided further that the WPZ Group Entities shall be obligated to provide such access to their respective properties to any WMZ Group Entity only upon reasonable request in order to determine whether or not a condition to Closing has been satisfied. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause its Consolidated Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group or its Consolidated Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group or Consolidated Group.
     SECTION 5.3 Certain Filings. As promptly as practicable following the Execution Date (i) the parties shall prepare and file with the Federal Trade Commission and the U.S. Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that WPZ is the primary “Acquiring Person” for purposes of the HSR Act and shall pay the required filing fee, (ii) WMZ and WPZ shall prepare and file with or furnish to the SEC a Proxy Statement/Prospectus to be distributed to the Holders of WMZ Common Units in connection with the WMZ Limited Partners’ Meeting (the “Proxy Statement/Prospectus”) and to be part of the Registration Statement described below, (iii) WPZ shall prepare and file with or furnish to the SEC a registration statement on Form S-4 (the “Registration Statement”) with respect to the issuance of WPZ Common Units in connection with the Merger, (iv) WPZ shall use its commercially reasonable efforts to cause the WPZ Common Units to be issued in the Merger to be listed on the NYSE, and (v) the parties hereto shall make all required filings under applicable state securities and blue sky Laws, provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, WPZ would become subject to general service of process or to taxation or qualification to do business as a foreign partnership doing business in such jurisdiction solely as a result of such filing. Each of the WMZ Parties and WPZ Parties further agrees that if it shall become aware prior to the date of the WMZ Limited Partners’ Meeting of any information that would cause any of the statements in the Proxy Statement/Prospectus to become false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct the Proxy Statement/Prospectus. Each of WPZ and WMZ will provide the other with reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the Proxy Statement/Prospectus or any such amendment or supplement, and further agree that each of them will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. WPZ will provide WMZ with reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing any such document with the SEC. No filings of the Registration Statement or the Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the consent of WMZ and WPZ (which consent shall not be unreasonably withheld, delayed or conditioned); provided that with respect to documents that are incorporated by reference into the Registration Statement or the Proxy Statement/Prospectus, the foregoing consent right shall only apply with respect to information relating to the other party or its business, financial condition or results of operations. Each of WMZ and WPZ shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between WMZ or any of its representatives, or WPZ or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. WPZ and WMZ shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statement as promptly as practicable.
     SECTION 5.4 WMZ Limited Partners’ Meeting. The WMZ Parties shall, in accordance with applicable Law and the WMZ Partnership Agreement, cause a meeting of the Limited Partners (as such term is defined in the WMZ Partnership Agreement) of WMZ (the “WMZ Limited Partners’ Meeting”) to be duly called and held as soon as practicable after the Registration Statement is declared effective under the Securities Act to consider and vote upon the adoption and approval of this Agreement and the Merger. Except as permitted by Section 5.5(c), the WMZ Board shall unanimously recommend approval and adoption of this Agreement and the Merger by the Holders of WMZ Units and the WMZ Conflicts Committee shall unanimously recommend approval and adoption of this Agreement and the Merger (the “WMZ Recommendation”) by the Holders of WMZ Common Units other than the WMZ General Partner and its Affiliates (as such term is defined in the WMZ Partnership Agreement) (the “Non-affiliated WMZ Common Units”) and shall include such WMZ Recommendation in the Proxy Statement/Prospectus. The WMZ General Partner shall be present at the WMZ Limited Partners’ Meeting in its capacity as a Holder of WMZ Units, and shall vote all of the WMZ Subordinated Units held by it to approve and adopt this Agreement and the Merger at the WMZ Limited Partners’ Meeting.

     SECTION 5.5 No Solicitation.
          (a) The WMZ Parties shall not, and the WMZ Parties shall cause the WMZ Subsidiaries not to, and the WMZ Parties shall direct and use their reasonable best efforts to cause the WMZ Parties’ respective directors, officers or employees or any investment bank, financial advisor, attorney, accountant or other advisor, agent or representative retained by them or any of the WMZ Subsidiaries, including for clarification and without limitation the WMZ Conflicts Committee and its members, financial advisors, attorneys and other advisors (collectively, “Representatives”) not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any WMZ Takeover Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 5.5), or disclose any non-public information or afford access to properties, books or records to, any Person that has made, or to the WMZ Parties’ Knowledge is considering making, any WMZ Takeover Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to a WMZ Takeover Proposal, or propose publicly or agree to do any of the foregoing relating to a WMZ Takeover Proposal or any inquiry with respect thereto. The WMZ Parties shall, and shall cause the WMZ Subsidiaries to, immediately cease and cause to be terminated, and shall use their reasonable best efforts to cause their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to any WMZ Takeover Proposal. The WMZ Parties shall enforce, and not terminate or grant any waiver with respect to, existing confidentiality, standstill or similar agreements. Notwithstanding the foregoing, at any time prior to (but not after) the date of the WMZ Unitholder Approval, in response to a bona fide written WMZ Takeover Proposal, which WMZ Takeover Proposal was not solicited, initiated, knowingly encouraged or knowingly facilitated by the WMZ Parties or their respective Representatives, was made after the date hereof and did not otherwise result from a breach of this Section 5.5(a), the WMZ Parties may, if and only if (i) the WMZ Conflicts Committee determines in good faith (A) after consultation with its financial advisor and legal counsel, that the WMZ Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties owed to the Holders of WMZ Units under applicable Law and (ii) the WMZ Parties comply with all of their obligations under this Section 5.5, (x) furnish information with respect to the WMZ Group Entities to the Person making such WMZ Takeover Proposal (and its Representatives) pursuant to an executed confidentiality agreement, provided that all such information has previously been provided to WPZ and (y) participate in discussions or negotiations with the Person making such WMZ Takeover Proposal (and its Representatives) regarding such WMZ Takeover Proposal.
          (b) Neither the WMZ Board nor the WMZ Conflicts Committee, in each case unless permitted by Section 5.5(c), shall (i) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to WPZ, the approval, recommendation or declaration of advisability by such WMZ Board or WMZ Conflicts Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any

WMZ Takeover Proposal, or (C) fail to reaffirm (publicly if so requested) the WMZ Recommendation within six days after WPZ requests in writing that such WMZ Recommendation be affirmed (any action described in clauses (A), (B) or (C) of this clause (i) being referred to as a “WMZ Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow any WMZ Group Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any WMZ Takeover Proposal (other than a confidentiality agreement permitted to be entered into pursuant to Section 5.5(a)).
          (i) (i) Notwithstanding any other provision of this Agreement, the WMZ Conflicts Committee shall be permitted to make a WMZ Recommendation Change, only if and to the extent that all of the following conditions are met: (A) the WMZ Unitholder Approval has not been obtained; (B) the WMZ Conflicts Committee determines in good faith, after consulting with outside legal counsel, that failure to so make a WMZ Recommendation Change would be reasonably likely to constitute a violation of its fiduciary duties owed to the Holders of WMZ Units under applicable Law; (C) at least three Business Days prior to taking any such action, WMZ gives WPZ written notice advising WPZ of the decision of the WMZ Conflicts Committee to take such action, including the reasons therefor and, in the event that such decision relates to a WMZ Takeover Proposal, such notice specifies the material terms and conditions of such WMZ Takeover Proposal and identifies the Person making such WMZ Takeover Proposal (and WMZ keeps WPZ reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (D) WMZ has given WPZ at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with WPZ with respect to such proposed revisions or other proposal, if any.
          (ii) Notwithstanding any other provision of this Agreement, the WMZ Board shall be permitted to make a WMZ Recommendation Change, only if and to the extent that all of the following conditions are met: (A) the WMZ Conflicts Committee has made a WMZ Recommendation Change pursuant to Section 5.5(c)(i); (B) the WMZ Unitholder Approval has not been obtained; (C) the WMZ Board determines in good faith, after consulting with outside legal counsel, that failure to so make a WMZ Recommendation Change would be reasonably likely to constitute a violation of its fiduciary duties owed to the Holders of WMZ Units under applicable Law; (D) at least three Business Days prior to taking any such action, WMZ gives WPZ written notice advising WPZ of the decision of the WMZ Board to take such action, including the reasons therefor and, in the event that such decision relates to a WMZ Takeover Proposal, such notice specifies the material terms and conditions of such WMZ Takeover Proposal and identifies the Person making such WMZ Takeover Proposal (and WMZ keeps WPZ reasonably and promptly informed with respect to the status and changes in the material terms and conditions of such proposal); and (E) WMZ has given WPZ at least three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has negotiated in good faith with WPZ with respect to such proposed revisions or other proposal, if any.

          (d) In the event the WMZ Parties receive a WMZ Takeover Proposal, or any request for non-public information relating to the WMZ Parties or for access to the properties, books or records of the WMZ Parties by any Person that has made, or to the WMZ Parties’ Knowledge may be considering making, a WMZ Takeover Proposal, the WMZ Parties will (i) promptly (and in no event later than twenty-four hours after receipt of any WMZ Takeover Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such WMZ Takeover Proposal or request and set forth the material terms thereof) WPZ thereof and (ii) will keep WPZ reasonably and promptly informed of any material changes to the terms of any such WMZ Takeover Proposal or request.
          (e) Nothing contained in this Agreement shall prohibit WMZ from (i) taking and disclosing to its unitholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to a WMZ Takeover Proposal or (ii) making any required disclosure to Holders of WMZ Units if, in the good faith judgment of the WMZ Conflicts Committee after consultation with outside legal counsel, failure to so disclose would be reasonably likely to constitute a violation of its fiduciary duties owed to the Holders of WMZ Units under applicable Law; provided, however, that no WMZ Recommendation Change shall occur in any event except as permitted by Section 5.5(c), and despite any WMZ Recommendation Change, the WMZ Limited Partners’ Meeting shall take place as originally contemplated prior to such WMZ Recommendation Change.
          (f) The WMZ Parties agree that they will take all necessary steps promptly to inform the WMZ Subsidiaries and Representatives of the obligations undertaken in this Section 5.5.
     SECTION 5.6 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
     SECTION 5.7 No Public Announcement. On the Execution Date, the parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to WPZ General Partner and the WMZ Conflicts Committee. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (other than a WMZ Recommendation Change, public announcements at industry road shows and conferences, as may be required by Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify WPZ General Partner or the WMZ Conflicts Committee, as applicable, in advance of such public announcement or press release) without the prior approval of WPZ General Partner or the WMZ Conflicts Committee, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned.
     SECTION 5.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that WPZ and WMZ shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Proxy Statement/Prospectus and (b) the costs of printing and mailing of the Proxy Statement/Prospectus.
     SECTION 5.9 Regulatory Issues. WMZ and WPZ shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include the parties’: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.
     SECTION 5.10 Tax Matters.
          (a) The WPZ Parties shall, to the extent permissible by applicable Laws, treat the combined businesses of WMZ and WPZ as a single activity for purposes of Section 469 of the Code.
          (b) To the extent applicable, each Holder of WMZ Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional WMZ Common Units in the Merger as a sale of a portion of the Holder’s WMZ Common Units to WPZ consistent with Treasury Regulation Section 1.708-1(c)(4).
     SECTION 5.11 D&O Indemnification and Insurance.
          (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the WMZ D&O Indemnified Parties as provided in the Governing Documents of any WMZ Group Entity (other than NWP), under applicable Delaware law, or otherwise, shall continue in full force and effect in accordance with their terms after the Effective Time.

          (b) For a period of six years after the Effective Time, WPZ shall maintain officers’ and directors’ liability insurance covering each WMZ D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the WMZ Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the WMZ D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that WPZ shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the current annual premium currently paid by the WMZ Group Entities for such insurance, but in such case shall purchase as much of such coverage as possible for such amount. Such insurance shall contain a “no rescission” endorsement or the substantive equivalent thereof. WPZ shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.11.
          (c) The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the WMZ D&O Indemnified Parties.
          (d) In the event WPZ or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, WPZ shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.11.
     SECTION 5.12 Distributions. The WPZ Parties and the WMZ Parties shall coordinate with each other the declaration of and the setting of record dates and payment dates for, and the taking of any other actions necessary with respect to:
          (a) distributions in respect of the WMZ Common Units and WPZ Common Units so that, in respect of any fiscal quarter, Holders of WMZ Common Units do not (i) receive more than one distribution in respect of (A) WMZ Common Units and (B) WPZ Common Units received pursuant to the Merger in exchange therefor or (ii) fail to receive a distribution in respect of either (x) WMZ Common Units and (y) WPZ Common Units received pursuant to the Merger in exchange therefor; and
          (b) distributions with respect to the General Partner Units and Incentive Distribution Rights so that, in respect of any fiscal quarter, the holders thereof receive a full distribution reflective of the portion of such fiscal quarter for which such interests were outstanding.
     SECTION 5.13 Consent to Use of Financial Statements; Financing Cooperation. The WMZ Parties hereby consent to the WPZ Group Entities’ use of and reliance on any audited or unaudited financial statements, including the WMZ Financial Statements, relating to the WMZ Group Entities reasonably requested by the WPZ Parties to be used in any financing or other activities of the WPZ Parties, including any filings that the WPZ Parties desire to make with the

SEC. In addition, the WMZ Parties will use commercially reasonable efforts, at the WPZ Parties’ sole cost and expense, to obtain the consent of Ernst & Young LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the WMZ Parties will provide the WPZ Parties such information, and make available such personnel, as the WPZ Parties may reasonably request in order to assist any of the WPZ Group Entities in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.
ARTICLE VI
CONDITIONS TO CLOSING
     SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a party by such other parties:
          (a) WMZ Limited Partners’ Meeting. Each of the items described in Section 5.4 to be submitted to the Holders of WMZ Units at the WMZ Limited Partners’ Meeting shall have been approved by the affirmative vote of the Holders of at least a Unit Majority (as such term is defined in the WMZ Partnership Agreement) (the “WMZ Unitholder Approval”).
          (b) Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information). The parties hereto shall have received all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a WMZ Material Adverse Effect or a WPZ Material Adverse Effect.
          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.
          (d) NYSE Listing. The WPZ Common Units to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.
          (e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the WPZ Parties or the WMZ Parties with respect thereto.
     SECTION 6.2 Conditions to the WPZ Parties’ Obligations. The obligation of the WPZ Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing

Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the WPZ Parties (in their sole discretion):
          (a) Representations and Warranties; Performance. (i) The representations and warranties of the WMZ Parties set forth in Article IV, other than as set forth in Sections 4.1, 4.2 and 4.4, shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a WMZ Material Adverse Effect; (ii) the representations and warranties of the WMZ Parties set forth in Sections 4.1, 4.2 and 4.4 shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (iii) each of the WMZ Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified; and (iv) WPZ General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of WMZ General Partner certifying to the matters set forth in this Section 6.2(a).
          (b) Tax Opinion. The WPZ Parties shall have received an opinion of Andrews Kurth LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to WPZ and a copy of which shall have been provided to WMZ to the effect that, for U.S. federal income tax purposes, (i) WPZ will not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by Holders of WPZ Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% or more of the combined gross income of WMZ and WPZ for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the WPZ Parties and the WMZ Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request.
     SECTION 6.3 Conditions to the WMZ Parties’ Obligations. The obligation of the WMZ Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the WMZ Parties (in their sole discretion):
          (a) Representations and Warranties; Performance. (i) The representations and warranties of the WPZ Parties set forth in Article III, other than those set forth in Sections 3.1(a), 3.2 and 3.4, shall be true and correct (without regard to Materiality Requirements therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a WPZ Material Adverse Effect; (ii) the representations and warranties of the WPZ Parties set forth in Sections 3.1(a), 3.2 and 3.4 shall be true and correct (except as permitted pursuant to Section 5.1) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (iii) each of the WPZ Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder that have Materiality Requirements and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder that are not so qualified; and (iv) WMZ General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of WPZ General Partner certifying to the matters set forth in this Section 6.3(a).
          (b) Tax Opinion. The WMZ Parties shall have received an opinion of Fulbright & Jaworski L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to WMZ and a copy of which shall have been provided to WPZ to the effect that, for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional WPZ Common Units, (i) WMZ should not recognize any income or gain as a result of the Merger that would be allocated to the holders of Non-affiliated WMZ Common Units (other than (x) any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code or (y) any liabilities incurred other than in the ordinary course of the trade or business of WMZ or a WMZ Subsidiary), and (ii) no gain or loss should be recognized by holders of Non-affiliated WMZ Common Units as a result of the receipt of WPZ Common Units in the Merger (other than (x) any income or gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code, (y) any liabilities incurred other than in the ordinary course of business of WMZ or a WMZ Subsidiary or (z) any difference between the amount of consideration per Non-affiliated WMZ Common Unit payable to holders of Non-affiliated WMZ Common Units and the amount of consideration per WMZ Subordinated Unit payable to holders of the WMZ Subordinated Units). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the WMZ Parties and the WPZ Parties and any of their respective Affiliates as to such matters as such counsel may reasonably request and may assume that WPZ is classified as a partnership and Operating Company is disregarded as an entity separate from WPZ for U.S. federal income tax purposes.
     SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.
ARTICLE VII
EMPLOYEE BENEFITS
     SECTION 7.1 WMZ Restricted Units. As soon as practicable following the Execution Date, the WMZ Board (or, if appropriate, any committee thereof administering the Williams Pipeline GP LLC Long-Term Incentive Plan) shall adopt such resolutions or take such other actions as may be required to make such changes to the Williams Pipeline GP LLC Long-Term Incentive Plan as WPZ General Partner and WMZ General Partner may agree are appropriate to give effect to the Merger.

     The parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such restricted stock units or other long-term incentive awards granted under the Williams Pipeline GP LLC Long-Term Incentive Plan does not cause the imposition of an additional tax under Section 409A of the Code.
ARTICLE VIII
TERMINATION
     SECTION 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto.
     SECTION 8.2 Termination by WMZ or WPZ. At any time prior to the Effective Time, this Agreement may be terminated by WMZ or WPZ if:
          (a) the Effective Time shall not have occurred on or before November 1, 2010 (the “Drop-Dead Date”); provided, however, that if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and all other conditions set forth in Article VI have theretofore been satisfied or waived or are then capable of being satisfied, the Drop-Dead Date will be December 31, 2010; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to WPZ if the WPZ Parties fail to perform or observe in any material respect or to WMZ if the WMZ Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
          (b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have complied with Section 5.3 and Section 5.6; or
          (c) if the approval of the Holders of the Non-affiliated Common Units shall not have been obtained at the WMZ Limited Partners’ Meeting (or at any reconvened meeting after an adjournment or postponement thereof).
     SECTION 8.3 Termination by WMZ. This Agreement may be terminated by WMZ at any time prior to the Effective Time (notwithstanding any approval of the unitholders of WMZ) if the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to WMZ if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied.
     SECTION 8.4 Termination by WPZ. This Agreement may be terminated by WPZ at any time prior to the Effective Time:

          (a) (notwithstanding any approval of the unitholders of WMZ) if the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time); provided, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to WPZ if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied; or
          (b) if a WMZ Recommendation Change shall have occurred, whether or not permitted by the terms of this Agreement.
     SECTION 8.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VIII, this Agreement, except for Section 5.7, Section 5.8, Article VIII and Article IX, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except the provisions of Section 5.7, Section 5.8, Article VIII and Article IX shall survive such termination; provided that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.
     SECTION 8.6 Survival. Except as otherwise provided in Section 2.1, Section 5.11, paragraphs (a) and (b) of Section 7.1, this Section 8.6 and Article IX, none of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.
     SECTION 8.7 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.
     SECTION 8.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE IX
MISCELLANEOUS
     SECTION 9.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:
If to any of the WPZ Parties, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Gibson, Dunn & Crutcher LLP
1801 California Street, 42nd Floor
Denver, CO 80202
Attention: Richard M. Russo
Telecopy: (303) 298-5907
If to any of the WMZ Parties, addressed to:
Williams Pipeline Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with copies to:
Williams Pipeline Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Attention: Peggy A. Heeg
Telecopy: (713) 651-5151
     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
     SECTION 9.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.
     SECTION 9.3 Entire Agreement; Amendments and Waivers. This Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the WMZ Group Entities nor any other Person has made, and the WPZ Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the WMZ Group Entities or as to the accuracy or completeness of any information regarding any WMZ Group Entity furnished or made available to any WPZ Group Entity and (b) the WMZ Parties shall not have or be subject to any liability to any WPZ Group Entity or any other Person, or any other remedy in connection herewith, based upon the distribution to any WPZ Group Entity of, or any WPZ Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the WPZ Group Parties in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their (or their general partner’s or their managing member’s general partner’s) respective boards of directors or conflicts committees, at any time before or after approval of the matters presented in connection with the Merger and related transactions by the Holders of WMZ Common Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such unitholders without such further approval. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     SECTION 9.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided in Article II and Section 5.11, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.
     SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.
     SECTION 9.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WILLIAMS PARTNERS GP LLC
By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC
By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WPZ OPERATING COMPANY MERGER SUB LLC
By:	Williams Partners Operating LLC, its sole member

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Agreement and Plan of Merger

WILLIAMS PIPELINE PARTNERS L.P.
By:	Williams Pipeline GP LLC, its general partner

By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

WILLIAMS PIPELINE GP LLC
By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Agreement and Plan of Merger